QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statements of Keystone Property Trust on Form S-3 (File Nos. 333-58971, 333-59251, 333-67637, 333-74277, 333-77627, 333-89095, 333-92741, and 333-31504) and Form S-8 (File No. 333-70529) of our report dated January 31, 2003 with respect to the combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2001 and our report dated January 31, 2003 with respect to the statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2001 included in the Current Report on Form 8-K dated January 31, 2003 of Keystone Property Trust filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 10, 2003

QuickLinks

  Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS